Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIND BIOSCIENCES, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

BIND Biosciences, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is BIND Biosciences, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 19, 2006.

2. That the board of directors of the Corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is BIND Biosciences, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The number of authorized shares of each class or series of stock of the Corporation, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

Section 1. CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventy-One Million Seven Hundred Thirty-Five Thousand Nine Hundred Seventeen (71,735,917), consisting of Forty-Three Million Five Hundred Thousand (43,500,000) shares of common stock, $0.0001 par value per share (the “Common Stock”), and Twenty-Eight Million Two Hundred Thirty-Five Thousand Nine Hundred Seventeen (28,235,917) shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).

Section 2. COMMON STOCK

2.1. Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation, subject in all cases to Sections 3.6 and 3.8 of this Article Fourth.

2.2. Liquidation Right. Subject to the prior and superior right of the Senior Preferred Stock (as defined below), upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed to holders of capital stock ratably in proportion to the number of shares of Common Stock they then hold.

2.3. Dividends. Dividends may be paid on the Common Stock as and when declared by the board of directors of the Corporation (the “Board of Directors”); provided, however, that no cash dividends may be declared or paid on the Common Stock unless dividends shall first have been declared and paid with respect to the Senior Preferred Stock, as provided in Section 3.7 of this Article Fourth.

Section 3. PREFERRED STOCK

3.1. Designation. Two Million Four Hundred Sixty-One Thousand Six Hundred (2,461,600) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series A Convertible Preferred Stock” (the “Series A Preferred”), Six Million Four Hundred Fifty-Eight Thousand (6,458,000) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series B Convertible Preferred Stock” (the “Series B Preferred”), Three Million Five Hundred Twenty Thousand (3,520,000) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series C Convertible Preferred Stock” (the “Series C Preferred”), Five Million Two Hundred Fifty-Five Thousand Two Hundred Thirty-Eight (5,255,238) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series C-1 Convertible Preferred Stock” (the “Series C-1 Preferred”), Seven Million Two Hundred Forty-Nine Thousand Four Hundred Twelve (7,249,412) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series D Convertible Preferred Stock” (the “Series D Preferred”), and Three Million Two Hundred Ninety-One Thousand Six Hundred Sixty-Seven (3,291,667) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series BRN Convertible Preferred Stock” (the “Series BRN Preferred”).

3.2. Liquidation Rights.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred or Series D Preferred (collectively, the “Senior Preferred Stock”) shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series BRN Preferred or Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price (as defined below) for such series of Senior Preferred Stock held by such holder, plus all accrued but unpaid dividends to and including the date full payment shall be tendered to the holders of Senior Preferred Stock with respect to such liquidation, dissolution or winding up. For purposes of this Article Fourth, “Original Issue Price” shall mean, as applicable, (i) $1.0156 per share of Series A Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such share), (ii) $2.50 per share of Series B Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such share), (iii) $3.125 per share of Series C Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such share), (iv) $4.00 per share of Series C-1 Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such share), (v) $6.00 per share of Series D Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such share), and (vi) $6.00 per share of Series BRN Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such share).

(b) If the assets or surplus funds to be distributed to the holders of the Senior Preferred Stock are insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled under Section 3.2(a) as holders of Senior Preferred Stock, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Senior Preferred Stock, on a pari passu basis, in proportion to the full preferential amount each such holder is otherwise entitled to receive in respect of such Senior Preferred Stock.

(c) All of the preferential amounts to be paid to the holders of Senior Preferred Stock pursuant to this Section 3.2 shall be paid or set apart for payment before the payment of any amount to, or setting apart for payment of any amount for, or distribution of any assets of the Corporation to, the holders of the Series BRN Preferred or the Common Stock in connection with such liquidation, dissolution or winding up. After payment or the setting apart for payment to the holders of the Senior Preferred Stock of the preferential amounts so payable to them, all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the holders of the Common Stock (or Series BRN Preferred in accordance with the following parenthetical) ratably in proportion to the number of shares of Common Stock each of them then holds (assuming for the purposes of this Section 3.2(c) the conversion of each share of Series BRN Preferred into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of such share of Series BRN Preferred by the BRN Mandatory Conversion Price (as defined below)).

(d) A (i) sale (in a single transaction or a series of related transactions) of, or the grant of an exclusive, perpetual, global, fully paid, royalty free, irrevocable, transferable and sublicensable license granting complete control rights over, all or substantially all of the assets of the Corporation, or (ii) consolidation or merger of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.2, but only if the shares of the outstanding stock of the Corporation immediately prior to the closing of such sale, merger or consolidation fail to continue to represent, or are converted into or exchanged for shares of stock that fail to represent, immediately after such closing, a majority in interest of the issued and outstanding shares of voting securities (as measured by voting power) of (A) the entity purchasing all or substantially all of the Corporation’s assets or the entity (including without limitation the Corporation) surviving or resulting from such merger or consolidation, as the case may be or, (B) if such purchasing or surviving or resulting entity is a subsidiary of another entity, the ultimate parent of such entity; provided, however, that such transaction or series of related transactions shall not be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation, and to the extent applicable, all outstanding shares of Senior Preferred Stock shall be treated under the provisions of Section 3.3(f)(vii) of this Article Fourth in lieu of this Section 3.2 in connection with such sale, merger or consolidation, in the event that the holders of at least 60% of the outstanding shares of Senior Preferred Stock voting together as a single class on an as-converted-to-Common Stock basis so elect, by notice to the Corporation no later than fifteen (15) days before the effective date of such event. Any transaction which shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation pursuant to the preceding sentence (subject to the election by the holders of shares of Senior Preferred Stock not to treat such transaction as a liquidation, dissolution or winding up of the affairs of the Corporation as set forth in the proviso thereto) shall be referred to herein as a “Deemed Liquidation Event”. The proceeds of any Deemed Liquidation Event shall be distributed pursuant to Sections 3.2(a)-(c) above.

(e) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the surviving or acquiring person, firm or other entity. If the consideration received is other than cash, its value will be deemed to be its fair market value as reasonably determined in good faith by the Board of Directors.

(f) Notwithstanding the other provisions of this Amended and Restated Certificate of Incorporation (this “Certificate”)), any notice period in this Certificate may be shortened or waived, either before or after the action for which notice is required, with the written consent of the holders of at least sixty-five percent (65%) of the voting power of the outstanding shares of Senior Preferred Stock that are entitled to such notice rights (voting together as a single class).

3.3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Optional Conversion of the Senior Preferred Stock.

(i) Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred shall be convertible at the option of the holder thereof at any time and from time to time after the date of issuance and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Senior Preferred Stock, by the applicable Conversion Price (as defined below) for such series of Senior Preferred Stock in effect at the time of conversion, determined as provided in Section 3.3(f) below.

(ii) The rate at which a share of Senior Preferred Stock is convertible into Common Stock pursuant to
Section 3.3(a)(i) shall be referred to as the “Conversion Rate”. The initial “Conversion Price” of (A) the Series A Preferred shall be $1.0156, (B) the Series B Preferred shall be $2.50, (C) the Series C Preferred shall be $3.125, (D) the Series C-1 Preferred shall be $4.00 and (E) the Series D Preferred shall be $6.00. Each Conversion Price shall be subject to adjustment (in order to adjust the number of shares of Common Stock into which the shares of the applicable series of Senior Preferred Stock are convertible) as provided in Section 3.3(f) below.

(b) Automatic Conversion of the Senior Preferred Stock.

(i) Each share of Senior Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public, for the account of the Corporation, having an aggregate offering price to the public of not less than $30,000,000 (a “Qualified Public Offering”).

(ii) Each share of Senior Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate applicable to such share upon the written consent or agreement of the holders of shares of Senior Preferred Stock representing at least sixty percent (60%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class.

(iii) The person(s) entitled to receive Common Stock issuable upon a conversion of Senior Preferred Stock pursuant to this Section 3.3(b) shall not be deemed to have converted the Senior Preferred Stock until immediately prior to the closing of such Qualified Public Offering or the date specified by such written consents or agreements delivered to the Corporation pursuant to Section 3.3(b)(ii) above.

(c) Optional Conversion of Series BRN Preferred. Upon notice of the occurrence of a BRN Optional Conversion Event (as defined below) to the holders of Series BRN Preferred and for a period of sixty (60) days thereafter, each share of Series BRN Preferred shall be convertible at the option of the holder thereof and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the Series BRN Preferred, by the BRN Optional Conversion Price (as defined below).

(i) A “BRN Optional Conversion Event” shall mean any of the following at any time after the date on which the first share of Series BRN Preferred is issued by the Corporation:

(1) a court of competent jurisdiction ordering the institution of supervision (nablyudenie) or the appointment of a temporary manager (vremennyi upravlayushiy) in respect of BIND (RUS) LLC, a subsidiary of the Corporation (the “Project Company”) in accordance with applicable law;

(2) a KPI Failure (as defined in the Series D Preferred Stock Investment Agreement and Series BRN Preferred Stock Investment Agreement, by and among the Corporation and the parties named therein, dated October 27, 2011 (as may be amended from time to time, the “Investment Agreement”));

(3) a Second Tranche Investment Failure (as defined in the Investment Agreement);

(4) a Third Tranche Investment Failure (as defined in the Investment Agreement); or

(5) a Fourth Tranche Investment Failure (as defined in the Investment Agreement).

(ii) The “BRN Optional Conversion Price” shall equal $4.80 (as adjusted for any stock splits, stock dividends, combinations or subdivisions with respect to such Series BRN Preferred occurring after the filing date of this Certificate).

(iii) Each share of Series BRN Preferred shall be convertible at the option of the holder thereof (which option may be exercised by delivery to the Corporation of a notice of the exercise of such optional conversion right during the sixty day period immediately preceding any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including without limitation any Deemed Liquidation Event)) and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of such share of Series BRN Preferred by the BRN Mandatory Conversion Price (as defined below); provided, however, for all purposes under this Certificate, that any such conversion shall be contingent and effective upon the consummation of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including without limitation any Deemed Liquidation Event). If any holder of Series BRN Preferred does not exercise such option to convert shares of Series BRN Preferred within the period set forth in the immediately preceding sentence, Section 3.2(c) shall govern the rights of such holder on account of such shares in connection with the distribution of proceeds from such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including without limitation any Deemed Liquidation Event).

(d) Automatic Conversion of Series BRN Preferred.

(i) Notwithstanding anything contained in Section 3.3(c)(iii) to the contrary, upon the occurrence of an BRN Mandatory Conversion Event (as defined below), each share of Series BRN Preferred shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the Series BRN Preferred, by the BRN Mandatory Conversion Price (as defined below) applicable to such BRN Conversion Event. A “BRN Mandatory Conversion Event” shall mean any of the following at any time after the date on which the first share of Series BRN Preferred is issued by the Corporation:

(1) the cumulative acquisition from the Corporation’s stockholders of more than fifty percent (50%) of the outstanding capital stock of the Corporation;

(2) any acquisition by any person (or group of affiliated or associated persons) of beneficial ownership of a majority of the shares of outstanding capital stock of the Corporation (whether or not such shares are newly-issued) in a single transaction or a series of related transactions;

(3) the filing by the Corporation of a registration statement on Form S-1 (or equivalent document or a prospectus in any other jurisdiction) with the U.S. Securities and Exchange Commission (or with the relevant regulatory authority in such other jurisdiction) in respect of a public offering of shares of the Corporation’s capital stock; or

(4) with respect to the events described in Section 3.3(d)(i)(1)-(3), the receipt by the Corporation or its stockholders (as applicable) from a third party of a binding offer to consummate any of the foregoing.

(ii) In connection with any BRN Mandatory Conversion Event (for the avoidance of doubt, including without limitation, any deemed conversion of shares of Series BRN Preferred pursuant to Section 3.2(c)) or any event described in
Section 3.3(c)(iii), the initial “BRN Mandatory Conversion Price” shall be $6.00, subject to adjustment (in order to adjust the number of shares of Common Stock into which each share of Series BRN Preferred is convertible) as provided in Section 3.3(f).

(e) Mechanics of Conversion.

(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price, BRN Optional Conversion Price or BRN Mandatory Conversion Price, as applicable. Whether or not fractional shares would be issuable to a holder of Preferred Stock upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock being converted into Common Stock by such holder and the aggregate number of shares of Common Stock issuable to such holder upon such conversion.

(ii) Dividends. Each person who holds of record Senior Preferred Stock converted hereunder shall be entitled to all declared but unpaid dividends up to the time of such conversion. Such dividends shall be paid to all such holders within thirty (30) days of such conversion.

(iii) Optional Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation (in the case of the Series BRN Preferred, in a timely manner, in accordance with the provisions of this

Certificate) at such office that such holder elects to convert the same and shall state therein his name or the name or names of his nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, together with the applicable federal taxpayer identification number. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled, together with cash in lieu of any fraction of a share as set forth above. Subject to Sections 3.3(b) and 3.3(d) (as applicable), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iv) Automatic Conversion. Upon any automatic conversion of Shares of Preferred Stock pursuant to Sections 3.3(b) or 3.3(d) (an “Automatic Conversion”), the Corporation shall send written notice of such Automatic Conversion (which notice need not be sent in advance thereof). Upon receipt of such notice, each holder of shares of Preferred Stock so converted shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation stating his name or the name or names of his nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, together with the applicable federal taxpayer identification number. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled, together with cash in lieu of any fraction of a share as set forth above. An Automatic Conversion shall be effective immediately upon the occurrence thereof, whether or not the holder or holders of the Preferred Stock so converted have surrendered the certificates for such Preferred Stock at or prior to such time.

(f) Adjustments to Conversion Prices for Diluting Issues:

(i) Special Definitions. For purposes of Section 3.3(f) and Section 3.4, the following definitions shall apply:

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (other than conversion or exchange rights of Convertible Securities).

(2) “Original Issue Date” shall mean the date on which the first share of Series D Preferred was issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3.3(f)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A) pursuant to (1) the Investment Agreement as in effect on the date of filing of this Certificate, including without limitation upon conversion of shares of Preferred Stock issued pursuant to the Investment Agreement or (2) the Series D Purchase Agreement (as defined below) as in effect on January 23, 2013, including without limitation upon conversion of shares of Preferred Stock issued pursuant to the Series D Purchase Agreement;

(B) upon conversion of Preferred Stock or the conversion or exercise of other Convertible Securities outstanding as of the Original Issue Date, or by way of dividend or distribution on shares of Preferred Stock;

(C) pursuant to a transaction described in Section 3.3(f)(iii)(2) below;

(D) to officers, directors or employees of, or consultants to, the Corporation pursuant to action by the Board of Directors, or the compensation committee thereof, pursuant to any stock purchase or option plan or other employee or director stock incentive or compensation program (collectively, the “Plans”) as in effect on the date of filing of this Certificate or as amended or approved by a majority of the members of the Board of Directors, including a majority of the Preferred Directors (as defined below);

(E) to a financing institution in connection with a commercial credit arrangement, equipment financing or similar financing arrangement approved by a majority of the members of the Board of Directors, including a majority of the Preferred Directors;

(F) in connection with the bona fide acquisition of a business, product or technology by the Corporation approved by a majority of the members of the Board of Directors, including a majority of the Preferred Directors;

(G) in connection with any bona fide sponsored research, collaboration, joint venture, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by a majority of the members of the Board of Directors, including a majority of the Preferred Directors;

(H) pursuant to a Qualified Public Offering; and

(I) with the unanimous approval of the Board of Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which a series of Senior Preferred Stock is convertible shall be made by adjustment of the Conversion Price of such series of Senior Preferred Stock in respect of the issuance of Additional Shares of Common Stock or otherwise, (A) if (i) in the case of the

Series A Preferred or Series B Preferred, the holders of at least 66 2/3% of the then outstanding shares of such series of Senior Preferred Stock, as the case may be, or (ii) in the case of the Series C Preferred, Series C-1 Preferred or Series D Preferred, the holders of at least 50% (or, in the case of an issuance of Additional Shares of Common Stock at a consideration per share less than the Conversion Price of the Series C Preferred but greater than the Conversion Price of the Series A Preferred and the Series B Preferred, 66 2/3%) of the then outstanding shares of such series of Senior Preferred Stock, as the case may be, waive such adjustment, or (B) unless the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price of such series of Senior Preferred Stock in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued if (i) such shares of Common Stock are excluded from the definition of Additional Shares of Common Stock set forth in Section 3.3(f)(i)(4) or (ii) the consideration per share (determined pursuant to Section 3.3(f)(v)) of such Additional Shares of Common Stock is not less than the Conversion Price of any series of Senior Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided, however, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price of any series of Senior Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of any series of Senior Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of any series of Senior Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3.3(f)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price of any series of Senior Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Senior Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such series of Senior Preferred Stock that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price of any series of Senior Preferred Stock shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

(F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price of any series of Senior Preferred Stock which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price of such series of Senior Preferred Stock shall be adjusted pursuant to this Section 3.3(f)(iii) as of the actual date of their issuance.

(2) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in shares of Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock), then and in any such event, Additional Shares of Common Stock shall not be deemed to have been issued, but the Conversion Price of each series of Senior Preferred Stock shall be adjusted in accordance with Section 3.3(f)(vi).

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including without limitation Additional Shares of Common Stock deemed to be issued pursuant to Section 3.3(f)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of each respective series of Senior Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which such series of Senior Preferred Stock is convertible, to a price (calculated to the nearest cent) determined by dividing (A) (i) the Conversion Price of such series of Senior Preferred Stock multiplied by the number of shares of Common Stock outstanding immediately prior to such issue (including without limitation shares of Common Stock issuable upon exercise, conversion or exchange, as applicable, of all outstanding Options and Convertible Securities), plus (ii) the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued, by (B) (i) the number of shares of Common Stock outstanding immediately prior to such issue (including without limitation shares of Common Stock issuable upon exercise, conversion or exchange, as applicable, of all outstanding Options and Convertible Securities), plus (ii) the total number of such Additional Shares of Common Stock so issued, provided that the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and any reduction with respect thereto shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more. For the avoidance of doubt, neither the BRN Optional Conversion Price nor the BRN Mandatory Conversion Price shall be adjusted pursuant to this Section 3.3(f)(iv) or otherwise in connection with the actual or deemed issuance by the Corporation of Additional Shares of Common Stock.

(v) Determination of Consideration. For purposes of this Section 3.3(f), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The aggregate consideration received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.3(f)(iii)(1), relating to Options and Convertible Securities, shall be determined by computing the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities. The total number of Additional Shares of Common Stock so issued shall be determined by calculating the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Dividends, Distributions, Subdivisions Combinations or Consolidation of Common Stock.

(1) Stock Dividends, Distributions or Subdivisions. In the event the Corporation at any time, or from time to time, shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), the Conversion Price of each series of Senior Preferred Stock, the BRN Optional Conversion Price and the BRN Mandatory Conversion Price, in each case in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

(2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of each series of Senior Preferred Stock, the BRN Optional Conversion Price and the BRN Mandatory Conversion Price, in each case in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vii) Adjustment for Consolidation, Merger or Sale of Assets. Unless otherwise determined by a vote or written consent of the holders of shares of Senior Preferred Stock and Series BRN Preferred representing at least sixty-five percent (65%) of the votes represented by all outstanding shares of Senior Preferred Stock and Series BRN Preferred voting together as a single class, in case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another person or entity pursuant to which the holders of Common Stock will be entitled to receive shares of stock, other securities or property, each share of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred and the Series D Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred or Series D Preferred would have been entitled upon such consolidation, merger or sale of assets, and appropriate adjustment (as determined in good faith by the Board of Directors) shall be made to the conversion provisions of the Series BRN Preferred. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of these provisions set forth with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that these provisions (including without limitation provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

(g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price, BRN Optional Conversion Price or the BRN Mandatory Conversion Price, as applicable, pursuant to this Section 3.3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with these terms and furnish to each holder of Preferred Stock a certificate setting forth such adjustment, readjustment or conversion and showing in detail the facts upon which such adjustment, readjustment or conversion is based, provided that the failure to promptly provide such notice shall not affect the effectiveness of such adjustment, or readjustment or conversion. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price, BRN Optional Conversion Price or the BRN Mandatory Conversion Price, as applicable, of each series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the shares of each series of Preferred Stock.

(i) Notices of Record Date. In the event of (i) any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any sale of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, or (B) the date on which any such reorganization, reclassification, recapitalization, merger, consolidation, sale, dissolution, liquidation or winding up is expected to become effective, and the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, consolidation, sale, dissolution, liquidation or winding up. For the avoidance of doubt, failure to give notice as set forth in this Section 3.3(i) shall not alter the effectiveness of the consummation of any transaction or event pertaining to such notice.

(j) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion, of all outstanding shares of Preferred Stock.

3.3A Special Mandatory Conversion.

(a) Purchase Default. In the event that any Purchaser (as defined in the Series D Preferred Stock Purchase Agreement, by and among the Corporation and the parties named therein, dated on or around the date of filing of this Certificate (as may be amended from time to time, the “Series D Purchase Agreement”)), fails to purchase at a Closing (as defined in the Series D Purchase Agreement) any of the Shares (as defined in the Series D Purchase Agreement) such Purchaser is obligated to purchase at such Closing under the Series D Purchase Agreement (any such failure, a “Purchase Default”, and each such Purchaser, a “Defaulting Purchaser”), then (x) all shares of Senior Preferred Stock held by such Purchaser (or, in the case of a Purchaser that is an individual, any partnership, corporation or trust, the partners, stockholders, beneficiaries or trustee of which are a Purchaser or a family member of such Purchaser) shall automatically, and without any further action on the part of such holder, be converted into shares of Common Stock at the then effective Conversion Rate applicable to such shares, effective upon the occurrence of such Purchase Default (such conversion, a “Special Mandatory Conversion”). For purposes of determining the number of shares of Series D Preferred Stock purchased by a Purchaser at a Closing, any Affiliate (as defined in the Series D Purchase Agreement) or group of Affiliates of such Purchaser shall be permitted to purchase on behalf of such Purchaser up to all of the Shares such Purchaser is obligated to purchase at such Closing (provided that no purchased shares or securities shall be attributed to more than one Purchaser within any such group of Affiliates), and any purchases made by such Affiliate or group of Affiliates on behalf of such Purchaser shall be deemed to have been made by such Purchaser for purposes of this Section 3.3A. Notwithstanding anything to the contrary in this Section 3.3A, (A) no Purchaser shall be deemed a Defaulting Purchaser with respect to a Closing if (i) such Purchaser’s Purchase Default at such Closing occurred solely as a result of the failure of the purchase price for any Shares such Purchaser was obligated to purchase at such Closing pursuant to the Series D Purchase Agreement to be received by the Company on or before the date of such Closing, (ii) such Purchaser provides evidence in the form of wire transfer numbers and confirmations reasonably acceptable to the Company that such purchase price was timely remitted on or prior to the date of such Closing and (iii) such purchase price is actually received by the Company no later than three (3) Business Days (as defined in the Series D Purchase Agreement) after the date of such Closing and (B) no Purchaser shall be deemed a Defaulting Purchaser with respect to the Second Tranche Closing (as defined in the Series D Purchase Agreement) if (i) such Second Tranche Closing occurs prior to October 31, 2013 and (ii) the Company failed to provide notice to such Purchaser of the intended date for such Second Tranche Closing in accordance with Section 1.2(c) and Section 6.8 of the Series D Purchase Agreement at least 20 days prior to the date of the Second Tranche Closing.

(b) Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Preferred Stock converted shall be sent written notice of such Special Mandatory Conversion. Upon receipt of such notice, such holder shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at its principal place of business or as otherwise directed in writing by the Corporation. If so required by the Corporation, surrendered certificates shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holder thereof, upon surrender of its certificate or certificates therefor (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), to receive the items provided for in the next sentence. As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) for Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 3.3(e)(i) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of each applicable series of Preferred Stock accordingly.

3.4. Senior Preferred Stock Redemption.

(a) Each holder of Senior Preferred Stock shall have the right to cause the Corporation, on the fifth anniversary of the Original Issue Date (the “Initial Redemption Date”) and on each of the first, second and third anniversaries of the Initial Redemption Date (each such date being referred to hereinafter as a “Redemption Date”), upon the demand from the holders of shares of Senior Preferred Stock representing at least sixty-five percent (65%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class, to redeem from each such holder of shares of Senior Preferred Stock, at a price per share equal to the amount per share paid by such holder upon the issuance of such share of Senior Preferred Stock plus any dividends accrued but unpaid thereon, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the “Redemption Price”), the following respective portions of the number of shares of each series of Senior Preferred Stock held by such holder on the applicable Redemption Date (provided that, immediately prior to the BRN Redemption Request Date (as defined below), any such installments which are unpaid shall immediately accelerate):

Redemption Date	Portion of Shares of Senior Preferred Stock to be Redeemed
Initial Redemption Date	25%
First anniversary of Initial Redemption Date	33 1/3%
Second anniversary of Initial Redemption Date	50%
Third anniversary of Initial Redemption Date	100%

(b) If the Corporation for any reason fails to redeem any of the shares of the Senior Preferred Stock in accordance with Section 3.4(a) on or prior to the Redemption Dates determined in accordance with this Section 3.4, then the Corporation shall become obligated to pay, in addition to the Redemption Price specified in Section 3.4(a), interest on the unpaid balance of such Redemption Price, which shall accrue beginning on such Redemption Date at a rate of one percent (1%) per month until such price is paid in full.

(c) If the funds of the Corporation legally available for redemption of the Senior Preferred Stock on any Redemption Date are insufficient to redeem the number of shares of the Senior Preferred Stock required under this Section 3.4 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of Senior Preferred Stock, and on a pari passu basis as between the Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred, in proportion to the full amount each such holder is otherwise entitled to receive under Section 3.4(a) on the basis of the number of shares of each such series which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all the shares of such series required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Senior Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

(d) Unless there shall have been a default in payment of the applicable Redemption Price, no share of Senior Preferred Stock shall be entitled to any dividends accrued or declared after its applicable Redemption Date, and on such Redemption Date all rights of the holder of such share as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the applicable Redemption Price for such share, upon presentation and surrender of the certificate representing such share and such share will not from and after such Redemption Date be deemed to be outstanding.

(e) Notwithstanding the foregoing, for so long as the Corporation is bound by or subject to a loan agreement or similar financing arrangement that has been approved by a majority of the members of the Board of Directors, including at least a majority of the Preferred Directors, and that restricts the ability of the Corporation to redeem shares of Senior Preferred Stock in accordance with this Section 3.4, the rights of the holders of Senior Preferred Stock under this Section 3.4 shall be suspended and the Corporation shall not be required to redeem any shares of Senior Preferred Stock.

3.5. BRN Preferred Redemption.

(a) Shares of Series BRN Preferred shall be redeemed by the Corporation out of funds lawfully available therefor, only if and to the extent that the Corporation has sufficient cash from earnings immediately available to fund such redemption, at a price equal to the applicable BRN Redemption Price (as defined below), in one (1) payment to be paid not more than thirty (30) days after receipt by the Corporation after the eighth anniversary of the date on which the first share of Series BRN Preferred is issued by the Corporation, from the holders of shares of Series BRN Preferred representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Series BRN Preferred, of written notice requesting redemption of all shares of Series BRN Preferred. The date which is thirty (30) days after receipt of such request shall be referred to as the “BRN Redemption Request Date”, and the date of such payment shall be referred to as the “BRN Redemption Date”. The “BRN Redemption Price” shall equal an amount per share such that, when paid in full, the holder thereof shall have achieved on the BRN Redemption Date (as defined below) a sixteen and one half percent (16.5%) internal rate of return on the Original Issue Price of the Series BRN Preferred since the date of original issuance of such share of Series BRN Preferred. For purposes hereof, “internal rate of return” means the discount rate at which the net present value of the Original Issue Price of the Series BRN Preferred is equal to the net present value of the BRN Redemption Price and all dividends paid with respect to a share of Series BRN Preferred from the original date of issuance. Internal rate of return shall be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR reasonably proposed by the Corporation).

(b) If the funds of the Corporation lawfully available or immediately available from earnings for redemption of the Series BRN Preferred on the BRN Redemption Request Date are insufficient to redeem the total number of shares of Series BRN Preferred required under this Section 3.5 to be redeemed on such date, the Corporation shall, as payment of the BRN Redemption Price for all such unredeemed shares, issue a promissory note (a “BRN Redemption Note”) in favor of each holder of such shares for an amount equal to the BRN Redemption Price of all such shares held by such holder, the term of which BRN Redemption Note shall not exceed a period of two (2) years, and which will contemplate a payment schedule to be agreed upon among the Corporation and such holders, which will reflect that such BRN Redemption Note shall accrue interest such that the holder thereof shall achieve, on the date of payment in full, a sixteen and one half percent (16.5%) internal rate of return on the Original Issue Price of such shares of Series BRN Preferred since the date of original issuance of such shares of Series BRN Preferred as provided in Section 3.5(a) above.

(c) Unless there is a default in the payment of the applicable Series BRN Redemption Price on the BRN Redemption Request Date, no share of Series BRN Preferred to be redeemed pursuant to this Section 3.5 shall be entitled to any dividends declared after the BRN Redemption Request Date, and on the BRN Redemption Request Date all rights of the holder of such share as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the applicable BRN Redemption Price for such share, upon presentation and surrender of the certificate representing such share and such share will not from and after the BRN Redemption Date be deemed to be outstanding.

(d) If at any time while the BRN Redemption Notes are outstanding the Corporation is required to pay, but has not yet paid the Redemption Price pursuant to Section 3.4, then any payment made by the Corporation to the holders of Senior Preferred Stock on account of the Redemption Price, or to the holders of a BRN Redemption Note on account thereof, shall be paid ratably among the holders of the Senior Preferred Stock and holders of the BRN Redemption Notes on a pari passu basis, in proportion to the amounts such holders are entitled to receive pursuant to Section 3.4 and the amounts of the BRN Redemption Notes issued pursuant to Section 3.5, respectively.

(e) Notwithstanding the foregoing, for so long as the Corporation is bound by or subject to a loan agreement or similar financing arrangement that has been approved by a majority of the members of the Board of Directors, including at least a majority of the Preferred Directors, and that restricts the ability of the Corporation to redeem shares of Series BRN Preferred in accordance with this Section 3.5, the rights of the holders of Series BRN Preferred under this Section 3.5 shall be suspended and the Corporation shall not be required to redeem any shares of Series BRN Preferred.

3.6. Voting Rights.

(a) The holders of shares of Senior Preferred Stock shall be entitled to notice of any stockholders’ meeting and to vote upon any matter submitted to a stockholder for a vote, as though the Common Stock and Senior Preferred Stock constituted a single class of stock, except with respect to those matters on which the General Corporation Law requires that a vote must be by a separate class or classes or by separate series, as to which each such class or series shall have the right to vote in accordance with such law, and except as provided in Sections 3.6(b), (c) and (d) on the following basis: holders of Senior Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Senior Preferred Stock held by such holder is then convertible (based on the Conversion Price in effect at such time). Except as otherwise required by law or as provided in Section 3.3(f)(vii), the holders of Series BRN Preferred shall not be entitled to vote on any matter submitted to the stockholders for a vote.

(b) Any provision of the Bylaws of the Corporation to the contrary notwithstanding, the number of directors constituting the entire Board of Directors of the Corporation shall initially be fixed at eleven (11) and may not be increased without the prior consent of the holders of shares of Senior Preferred Stock representing at least sixty-five (65%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class on an as-converted-to-Common Stock basis.

(c) At all times during which shares of Senior Preferred Stock remain outstanding, the holders of the outstanding shares of Senior Preferred Stock shall have the exclusive right, separately from the Common Stock, to elect six (6) directors of the Corporation (collectively, the “Preferred Directors”). Each Preferred Director shall be elected by the vote or written consent of the holders of shares of Senior Preferred Stock representing at least sixty-five (65%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class on an as-converted-to-Common Stock basis. If any Preferred Director shall cease to serve as a director for any reason, another director elected by the holders of the Senior Preferred Stock shall replace such director. Any Preferred Director may be removed, with or without cause, and a replacement Preferred Director may be elected in his or her stead, at any time by the affirmative vote at a meeting of stockholders called for such purpose, or by written consent, of the holders of shares of Senior Preferred Stock representing at least sixty-five (65%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class on an as-converted-to-Common Stock basis.

(d) The holders of Senior Preferred Stock and the holders of Common Stock shall be entitled to vote upon the election of directors in accordance with the Fourth Amended and Restated Voting Agreement, dated as of November 7, 2011, as it may be amended and/or restated from time to time.

3.7. Dividend Right.

(a) The holders of outstanding Senior Preferred Stock shall be entitled to receive cumulative dividends (the “Preferred Dividends”) at an annual rate of (i) $0.0609 per share of Series A Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series A Preferred), (ii) $0.15 per share of Series B Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series B Preferred), (iii) $0.1875 per share of Series C Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series C Preferred), (iv) $0.24 per share of Series C-1 Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series C-1 Preferred), and (v) $0.36 per share of Series D Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series D Preferred), which dividends shall accrue daily in arrears, whether or not such dividends are declared by the Board of Directors or paid. The Preferred Dividends shall be payable when, as and if declared by the Board of Directors, out of any funds legally available therefor and prior and in preference to dividends to any other holder of capital stock of the Corporation.

(b) The holders of outstanding Preferred Stock shall be entitled to receive a dividend (determined on the basis of the number of shares of Common Stock into which such share of Preferred Stock is then convertible) equal to any dividend paid on Common Stock, other than dividends comprised solely of shares of Common Stock. In addition, the Corporation shall not declare, pay or set aside any dividends on shares of any series of Senior Preferred Stock unless simultaneously therewith an equivalent dividend is declared, paid or set aside on each other series of Senior Preferred Stock (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation). Any accrued or declared but unpaid dividend shall be payable on liquidation and redemption in accordance with Sections 3.2 and 3.4. Any declared but unpaid dividend shall be payable on conversion in accordance with Section 3.3.

3.8. Covenants. In addition to Section 3.6 and any vote which any series of Senior Preferred Stock may have under Delaware law, so long as any shares of Senior Preferred Stock shall be outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise:

(a) without first obtaining the affirmative vote or written consent of the holders of shares of Senior Preferred Stock representing at least sixty-five percent (65%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class on an as-converted-to-Common Stock basis:

(i) authorize any sale, merger or consolidation of the Corporation to, with or into any other corporation or entity (including, without limitation, a subsidiary of the Corporation);

(ii) effect any reincorporation or recapitalization of the Corporation or any subsidiary of the Corporation;

(iii) effect any acquisition of all of the capital stock, or all or substantially all of the assets, of another entity where such acquisition results in the consolidation, for financial reporting purposes, of that entity into the results of operations of the Corporation;

(iv) authorize the sale or transfer of all or substantially all or any substantial part of the assets of the Corporation or any subsidiary of the Corporation other than in the course of ordinary business;

(v) effect any liquidation, dissolution or winding up of the affairs of the Corporation or any subsidiary of the Corporation;

(vi) pay or declare any dividend or distribution on any shares of the Corporation’s capital stock (except Preferred Dividends or dividends payable solely in shares of Common Stock), or apply any of the Corporation’s assets to the redemption or repurchase of the Corporation’s capital stock (except for redemption of Preferred Stock as provided in Sections 3.4 and 3.5 or the repurchase of securities from employees or consultants of the Corporation pursuant to restricted stock arrangements with individuals who have terminated their relationship with the Corporation at the original purchase price thereof); or

(vii) create or issue shares of any class or series of stock on parity or having preference over any series of Senior Preferred Stock; or

(b) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or By-Laws if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, a series of Senior Preferred Stock generally in a manner materially different from the effect on any other series of Senior Preferred Stock without first obtaining the affirmative vote or written consent of the holders of shares of such adversely affected series of Senior Preferred Stock representing at least 66 2/3% of the votes represented by all outstanding shares of such adversely affected series of Senior Preferred Stock (so long as any shares of such series are outstanding).

3.9. Converted, Redeemed or Otherwise Acquired Shares. Any share of Preferred Stock that is converted under Section 3.3 or Section 3.3A, redeemed under Section 3.4 or Section 3.5 or otherwise acquired by the Corporation will be canceled and shall not be reissued, sold or transferred.

3.10. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary shall be vested in the Common Stock.

3.11. Notices to Holders of Series BRN Preferred. Notwithstanding anything to the contrary herein, each notice to holders of Series BRN Preferred to be provided hereunder shall be deemed effectively provided at the time any member of the Board of Directors designated by such holder shall receive such notice.

FIFTH: In furtherance and not in limitation of powers conferred by statute, it is further provided that:

(a) Subject to the limitations and exceptions, if any, contained in the by-laws of the Corporation, such by-laws may be adopted, amended or repealed by the Board of Directors.

(b) Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the by-laws of the Corporation.

(c) Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the Board of Directors or in the by-laws of the Corporation.

(d) Except as provided to the contrary in the provisions establishing a class of stock, the number of authorized shares of such class may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

SIXTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, general director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, limited liability company, partnership, joint venture, trust or other enterprise (including without limitation any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including without limitation attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

The rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnitee and such person’s heirs, executors and administrators.

SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists of may hereafter be amended. No amendment to or repeal of the provisions of this Article shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights conferred upon a stockholder herein are granted subject to this reservation.

*     *     *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 23rd day of January, 2013.

By:	/s/ Scott Minick
Scott Minick
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BIND BIOSCIENCES, INC.

BIND Biosciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Article FIRST of the Certificate of Incorporation of the Company, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“The name of this corporation is BIND Therapeutics, Inc. (the “Corporation”).”

SECOND:	That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:	That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Scott Minick, the President and Chief Executive Officer of the Corporation, this 1st day of April, 2013.

BIND BIOSCIENCES, INC.

By:	/s/ Scott Minick
Scott Minick
President and Chief Executive Officer